Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

BioLargo, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 (file No. 333-) of BioLargo, Inc. (the “Company”) of our report dated March 4, 2026, relating to our audit of the Company’s consolidated financial statements as of December 31, 2025 and 2024 and for the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Our report dated March 4, 2026, contains an explanatory paragraph that states the Company has as suffered recurring losses from operations, has negative cash flow from operations and has a significant accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement on Form S-1.

/s/Hacker Johnson & Smith PA

HACKER JOHNSON & SMITH PA

Tampa, Florida

April 8, 2026